Exhibit 10.9

June 18, 2012

Mr. Thomas Kilkenny

New York, New York

Dear Tom:

I am extremely pleased to confirm our employment offer to you to join The McGraw-Hill Companies as Controller for McGraw-Hill Education (MHE). In this position, you will report directly to me in my capacity as Chief Financial Officer and Chief Administration Officer for MHE. Your base salary will be $13,541.66 semi-monthly ($325,000 computed on an annual basis). We would like your start date to be July 9, 2012.

Subject to the approval of the Compensation Committee of the Board of Directors:

•	You will be eligible to participate in the 2012 McGraw-Hill Key Executive Short-Term Incentive Compensation Plan with a bonus opportunity that ranges from $0 to $180,000. For 2012, you will be guaranteed $90,000 (gross) short-term incentive compensation payment on or before March 15, 2013. Details on how awards are earned under the Plan are available in the Plan Document provided to all participants.

•	You will also be eligible for a long-term incentive grant of $125,000, subject to the approval of an MHE long-term incentive plan for 2012. Details will be provided to you once available.

You will be eligible to receive all benefits routinely made available to all McGrawHill employees at comparable levels, and you will be subject to all applicable policies of The McGraw-Hill Companies.

As a special consideration, you will be eligible for twelve months salary in severance if your employment is involuntarily terminated for reasons other than “cause” within three years of your start date. Upon your third anniversary of employment, you will participate in the company severance plan applicable for executives at your grade level.

Please note that your offer of employment with The McGraw-Hill Companies is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling lnfosystems. The investigation will include employment and education verification, as well as a criminal history and credit review.

This offer does not guarantee your employment with The McGraw-Hill Companies for a specific length of time. Therefore, neither you nor The McGraw-Hill Companies is making a commitment to the other to continue an employment relationship, which may be terminated by either of us at any time, subject only to the terms of this letter.

Under the Immigration Reform and Control Act of 1986, you must provide proof of your identify and eligibility to work in the United States within the first three days of your employment.

Tom, we are all pleased about your joining the management team here at The McGraw-Hill Companies. There will be many challenges ahead of you, and we are all confident that you have the background and expertise required to attain our growth objectives. If the terms of your employment as outlined above are acceptable, please indicate by signing and dating below. You should return the signed letter to me at your earliest convenience.

Sincerely,

/s/ Patrick Milano

Patrick Milano

Chief Financial Officer & Chief Administrative Officer

McGraw-Hill Education

Signed and agreed to on this

3 day of July, 2012

/s/ Thomas Kilkenny
Thomas Kilkenny